                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                       (Amendment No. 1)* and Final

                             BroadVision, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                111412-10-2
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 16 Pages

CUSIP No. 111412-10-2                 13G                   Page 2 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0287059
     Sutter Hill Ventures, A California Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                         309,544
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                      309,544
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     309,544
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.5
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 3 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0155181
     TOW Partners, A California Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       181,516
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    181,516
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     181,516
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .9
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 4 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     David L. Anderson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       370,236
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    370,236
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     370,236
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.8
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 5 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     G. Leonard Baker, Jr.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       370,236
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    370,236
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     370,236
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.8
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 6 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     William H. Younger, Jr.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       229,616
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    229,616
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     229,616
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 7 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     Tench Coxe
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       16,595
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    16,595
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     16,595
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 8 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     Paul M. Wythes
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       252,727
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    252,727
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     252,727
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.2
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                   Page 9 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0337953
     Anvest, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       73,406
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    73,406
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     73,406
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .4
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                  Page 10 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0337944
     Saunders Holdings, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       124,071
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    124,071
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     124,071
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .6
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 111412-10-2                 13G                  Page 11 of 16 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Paul M. Wythes, Trustee of 3 Trusts for the benefit of his 3 adult children
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       32,439
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    32,439
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     32,439
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .2
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                            Page 12 of 16 Pages


ITEM 1(A).  NAME OF ISSUER
            Broadvision, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            585 Broadway
            Redwood City, CA 94063
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING
            Exhibit A is hereby incorporated by reference
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            See Exhibit A
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            See Exhibit A
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER
            111412-10-2
-------------------------------------------------------------------------------


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A     N/A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                            Page 13 of 16 Pages


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

    ---------------------------------------------------------------------------

    (b) Percent of Class:

        (A & B)-See Exhibit A which is hereby incorporated by reference and related pages 2 to 16
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------

        See Exhibit A and related pages 2 to 16 Messrs. Anderson, Baker, Younger, Coxe and Wythes are the managing directors of the general partner of Sutter Hill Ventures. They have each reported the partnership shares over which they exercise voting and disposition powers. Mr. Wythes is the general partner of TOW Partners, and he has voting and disposition powers over shares held by the partnership. Mr. Anderson is the general partner of Anvest L.P., and Mr. Baker is the general partner of Saunders Holdings L.P. and they have voting and disposition powers over the shares held by the respective partnerships.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
-------------------------------------------------------------------------------

                                                            Page 14 of 16 Pages

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.


                               SUTTER HILL VENTURES, A California
                               Limited Partnership

                               By: /s/ G. Leonard Baker, Jr.
                               ---------------------------------------------
                               Title: Managing Director of the General Partner

                               /s/ David L. Anderson
                               ---------------------------------------------
                               David L. Anderson

                               /s/ G. Leonard Baker, Jr.
                               ---------------------------------------------
                               G. Leonard Baker, Jr.

                               /s/ William H. Younger, Jr.
                               ---------------------------------------------
                               William H. Younger, Jr.

                               /s/ Tench Coxe
                               ---------------------------------------------
                               Tench Coxe


                               TOW Partners, A California Limited Partnership

                               By: /s/ Paul M. Wythes
                               ---------------------------------------------
                               Title: General Partner

                               /s/ Paul M. Wythes
                               ---------------------------------------------
                               Paul M. Wythes


                               Anvest, L.P.

                               By: /s/ David L. Anderson
                                  ------------------------------------------
                               Title: General Partner


                               Saunders Holdings, L.P.

                               By: /s/ G. Leonard Baker, Jr.
                                  ------------------------------------------
                               Title: General Partner

                               Paul M. Wythes, Trustee for
                               Three Trusts for Benefit of
                               3 Adult Children

                               /s/ Paul M. Wythes
                               ---------------------------------------------
                               Title: Trustee

                                                            Page 15 of 16 Pages

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Leonard Baker, Jr., William H. Younger, Jr., Sherryl W. Hossack, as one of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and re substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Schedule 13G, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

    After reasonable inquiry and to the best of our knowledge and belief, We certify that the information set forth in this statement is true, complete and correct.

  2/6/98
 ------------------               SUTTER HILL VENTURES, A California
 Date                             Limited Partnership

                                  By: /s/ G. Leonard Baker, Jr.
                                  ---------------------------------------------
                                  Title: Managing Director of the
                                         General Partner

                                  /s/ David L. Anderson
                                  ---------------------------------------------
                                  David L. Anderson

                                  /s/ G. Leonard Baker, Jr.
                                  ---------------------------------------------
                                  G. Leonard Baker, Jr.

                                  /s/ William H. Younger, Jr.
                                  ---------------------------------------------
                                  William H. Younger, Jr.

                                  /s/ Tench Coxe
                                  ---------------------------------------------
                                  Tench Coxe


                                  TOW Partners, A California Limited Partnership

                                  By: /s/ Paul M. Wythes
                                  ---------------------------------------------
                                  Title: General Partner

                                  /s/ Paul M. Wythes
                                  ---------------------------------------------
                                  Paul M. Wythes


                                  Anvest, L.P.

                                  By: /s/ David L. Anderson
                                     ------------------------------------------
                                  Title: General Partner


                                  Saunders Holdings, L.P.

                                  By: /s/ G. Leonard Baker, Jr.
                                     ------------------------------------------
                                  Title: General Partner

                                  Paul M. Wythes, Trustee for
                                  Three Trusts for Benefit of
                                  3 Adult Children

                                  /s/ Paul M. Wythes
                                  ---------------------------------------------
                                  Title: Trustee

                                                            Page 16 of 16 Pages

BROADVISION
EXHIBIT A TO SCHEDULE 13G

                                      Aggregate Number of             % of
Name of Originator                  Share Beneficially Owned        Total Shares
------------------                  ------------------------        ------------
                                    Individual     Aggregate

Sutter Hill Ventures,
A California Limited Partnership       309,544                          1.5%

TOW Partners,
A California Limited Partnership       181,516                          0.9%

David L. Anderson                      209,126                          1.0%
                                                      370,236           1.8%

Anvest, L.P.                            73,406                          0.4%

G. Leonard Baker, Jr.                  158,461                          0.8%
                                                      370,236           1.8%

Saunders Holdings, L.P.                124,071                          0.6%

William H. Younger, Jr.                141,912                          0.7%
                                                      229,616           1.1%

Tench Coxe                              16,595                          0.1%
                                                       16,595           0.1%

Paul M. Wythes                              78                          0.0%
                                                      252,727           1.2%

Paul M. Wythes, Trustee for
Three Trusts for Benefit of
3 Adult children                        32,439                          0.2%



The address for all of the above is: 755 Page Mill Road, Suite A--200, Palo Alto, CA 94304

The four partnerships are organized in California and the individuals are all U.S. citizens and residents.

None of the above have been convicted in any criminal proceedings nor have they been subject to judgements, decrees, or final orders enjoining future violations of Federal or State securities laws.

All of the parties are individuals in the venture capital business.